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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to use in the Proxy Statement and Prospectus and the Statement of Additional Information constituting parts of this registration statement on Form N-14 (the "N-14 Registration Statement") of our report dated December 20, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Diversified Income Trust referred to in such report, which appears in such N-14 Registration Statement.

We also consent to the use in the N-14 Registration Statement of our report dated December 13, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter World Wide Income Trust referred to in such report, which appears in such N-14 Registration Statement.


PricewaterhouseCoopers LLP
New York, New York 10036
January 16, 2001